Exhibit 10.1

MUTUAL GENERAL RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement (“Agreement”) is made and entered into by and between Inseego, Corp., successor to Novatel Wireless, Inc. (“Inseego” or the “Company”), on the one hand, and Robert E. Ralston and Ethan B. Ralston (the “Ralstons”), on the other hand, as follows.

RECITALS

WHEREAS, Inseego has asserted claims against the Ralstons in the action entitled Inseego, Corp. v. Robert Ralston., et al. (Delaware Court of Chancery C.A. No. 2017-0366-JTL) (the “Action”);

WHEREAS, the Ralstons have asserted counterclaims against Inseego in the Action (the “Counterclaims”) (together with the Action, the “Dispute”); and

WHEREAS, Inseego and the Ralstons wish to settle the Dispute and resolve any and all of their differences and bring all matters between them to a conclusion, and to avoid incurring further fees, costs and other burdens by entering into this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the execution of this Agreement and the terms and mutual covenants contained herein, Inseego and the Ralstons (individually, each a “Party” and together, the “Parties”), intending to be legally bound, enter into this Agreement as follows:

1.    Payment of Consideration by Inseego to the Ralstons. In exchange for and in consideration of the parties’ dismissal of the Action and the releases of claims, as described below, Inseego shall pay the Ralstons, to be divided between them as they solely shall determine, the following consideration:

a.    Inseego shall pay the Ralstons by August 17, 2018 via wire transfer to their counsel’s trust account the amount of one million U.S. Dollars ($1,000,000).

b.    Inseego shall, immediately upon execution of this Agreement, instruct its transfer agent to permit the transfer/sale of the 973,333 shares of Inseego common stock previously issued and currently held by the Ralstons.

c.    Inseego shall, immediately upon the execution of this Agreement, instruct its transfer agent to issue to the Ralstons an additional 500,000 shares of Inseego common stock. Pursuant to and following the procedures, representations and warranties agreed upon by the Parties in Appendix A, Inseego shall promptly take any and all necessary action, including the filing of the necessary registration statement and obtaining permission for the shares to be transferred, so as to permit the re-sale by the Ralstons of such stock.

d.    Inseego will, in twelve (12) months following the execution of the Agreement, and at Inseego’s option, either (1) pay the Ralstons an additional one million U.S. Dollars ($1,000,000) or (2) instruct its transfer agent to issue to the Ralstons an additional number of shares of Inseego common stock where the closing stock price on the Nasdaq Stock Market (“Nasdaq”) on the day before the date of issuance multiplied by the number of shares equals one million U.S. Dollars ($1,000,000), rounded down to the nearest whole share. Inseego may also choose to pay a combination of both cash and stock amounting to a total of one million U.S. Dollars ($1,000,000). So, for example, if Inseego’s closing stock price on the day before the date of issuance is $2 per share, Inseego could instruct its transfer agent to issue 500,000 shares, or Inseego could pay $200,000 in cash and instruct its transfer agent to issue 400,000 shares. If the Company issues shares of Inseego common stock to the Ralstons hereunder, then pursuant to and following the procedures, representations and warranties agreed upon by the Parties in Appendix A, Inseego shall then promptly take and all necessary action, including the filing of the necessary registration statement and obtaining permission for the shares to be transferred, so as to permit the re-sale by the Ralstons of such stock.

e.    Inseego will also, in twenty four (24) months following the execution of the Agreement, and at Inseego’s option, either (1) pay the Ralstons an additional one million U.S. Dollars ($1,000,000) or (2) instruct its transfer agent to issue to the Ralstons an additional number of shares of Inseego common stock where the closing stock price on Nasdaq on the day before the date of issuance multiplied by the number of shares equals one million U.S. Dollars ($1,000,000), rounded down to the nearest whole share. Inseego may also choose to pay a combination of both cash and stock amounting to a total of one million U.S. Dollars ($1,000,000). If the Company issues shares of Inseego common stock to the Ralstons hereunder, then pursuant to and following the procedures, representations and warranties agreed upon by the Parties in Appendix A, Inseego shall then promptly take and all necessary action, including the filing of the necessary registration statement and obtaining permission for the shares to be transferred, so as to permit the re-sale by the Ralstons of such stock.

2    Dismissal of the Action. Within five (5) calendar days of execution of the Agreement, the parties via their counsel/Delaware counsel shall take all necessary steps to dismiss the Action with prejudice.

3.    General Release by the Inseego Parties of the Ralstons’ Parties. Upon execution of the Agreement, Inseego, on behalf of itself and its respective affiliates, agents, employees, officers, directors, parents, clients, attorneys, representatives, advisors, heirs, executors, administrators, predecessors, successors, insurers, accountants, investment advisors, or anyone acting on their behalf (the “Inseego Parties”) hereby generally release the Ralstons and their respective affiliates, agents, employees, officers, directors, parents, clients, attorneys, representatives, advisors, heirs, executors, administrators, predecessors, successors, investment funds, insurers, accountants, investment advisors, or anyone acting on their behalf (the Ralstons’ Parties) from and against any and all claims, known or unknown, whether asserted or not, that the Inseego Parties may have had against the Ralstons’ Parties from the beginning of time until the date of execution of the Agreement. For the avoidance of doubt, the Inseego Parties are not releasing the Ralstons Parties from any obligations or duties owed under this Mutual General Release and Settlement Agreement.

4.    General Release by the Ralstons’ Parties of the Inseego Parties. Upon execution of the Agreement, the Ralstons’ Parties hereby generally release the Inseego Parties from and against any and all claims, known or unknown, whether asserted or not, that the Ralstons’ Parties may have had against the Inseego Parties from the beginning of time until the date of execution of the Agreement. For the avoidance of doubt, the Ralston Parties are not releasing the Inseego Parties from any obligations or duties owed under this Mutual General Release and Settlement Agreement.

5.    Unknown Claims. The Parties acknowledge that they may have sustained or acquired against each other claims, demands, losses, accounts, reckonings, debts, liabilities, indemnities, obligations, actions, causes of action, settlement costs, attorneys fees, court costs and expenses of a presently unknown and unforeseen nature which arise from or relate to the matters released hereby (“Unknown Claims”). The Parties acknowledge that in connection with this Agreement, release of claims, and dismissal they shall knowingly and expressly waive Unknown Claims related thereto, including their rights and benefits under Section 1542 of the California Civil Code or under any similar provision of law. The Parties acknowledge that they are aware of Section 1542 of the California Civil Code, which states that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties, and each of them, waive the applicability of Section 1542 to the releases contained herein. The

Parties similarly waive with respect to the releases contained herein and any and all rights and benefits conferred by any statute, regulation or principle of common law or civil law of the United States, of any state, commonwealth, territory or other jurisdiction thereof, or of any foreign country or other foreign jurisdiction which is similar, comparable or equivalent to Section 1542 of the California Civil Code. This Agreement contains releases that are full and complete releases of the matters released herein, regardless of whether those matters are presently known or unknown, foreseen or unforeseen.

6.    Non-Disparagement. The Parties agree that they will not disparage or make any derogatory remarks about the Ralstons’ Parties or the Inseego Parties, respectively. To the extent that a comment is requested about this Agreement, the Parties agree to provide only the statement articulated in Section 18 below.

7.    Attorneys’ Fees and Costs. The Parties each agree to bear their own costs and attorneys’ fees in connection with the Dispute, this Agreement and the other agreements and transactions contemplated hereby.

8.    Governing Law. The validity, construction, interpretation, performance and enforcement of this Agreement, and all disputes arising out of this Agreement, shall be governed by Delaware law without regard to choice of law or conflicts of law principles.

9.    Venue for Claims. The Parties agree that any claims brought by any Party relating to or arising out of the Agreement shall be brought in the Court of Chancery for the State of Delaware.

10.    Integration Clause. This Agreement constitutes and embodies the full and final agreement and understanding between the Parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, representations and discussions regarding the same. The Parties all acknowledge that there are no representations, promises, warranties, conditions or obligations of the Parties not contained herein, and that the Parties have not executed this Agreement in reliance on any other representation, promise, warranty, condition or obligation.

11.    Construction. Each Party and their respective counsel have taken part in the drafting and preparation of this Agreement, and therefore any ambiguity or uncertainty in this Agreement shall not be construed against any Party to it. To ensure the Agreement is not construed against any Party, the Parties expressly agree that any common law or statutory provision providing that an ambiguous or uncertain term will be construed against the drafting Party is waived and shall not apply to the construction of this Agreement.

12.    No Oral Modifications. This Agreement may only be further modified, amended or supplemented by a subsequent writing executed by the Parties.

13.    Authority to Execute. Each person whose signature appears on this Agreement warrants and guarantees that he or she has been duly authorized and has full authority to execute this Agreement on behalf of the entity for which his or her signature appears.

14.    Voluntary Execution. The Parties acknowledge that they have executed this Agreement voluntarily and without any duress or undue influence. The Parties further each acknowledge that they: (a) have had the opportunity to be represented and advised by counsel of their own choice in connection with the negotiation and execution of this Agreement; (b) have read this entire Agreement; (c) have had the opportunity to have this Agreement explained to them by counsel of their choice; and (d) have executed this Agreement solely on the basis of advice of their own counsel of choice and on the basis of their own independent investigation of the facts, laws and circumstances material to this Agreement.

15.    Remedies for Breach. The Parties and their counsel acknowledge that a breach of this Agreement cannot reasonably or adequately be compensated in damages in an action at law, and that a breach of any of the provisions contained in this Agreement and its Appendix will cause the other side irreparable injury and damage. By reason thereof, the Parties and their counsel agree that any Party hereto shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against pursuing other legal or equitable remedies in the event of such a breach.

16.    No admission of liability. Each of the Parties agrees and understands that this Agreement is a compromise and settlement of disputed claims and that this Agreement shall not be construed as an admission of liability or wrongdoing by any Party.

17.    Notices. Any side claiming a breach of this Agreement by the other side shall give ten (10) days’ written notice to such other side, which shall be by overnight delivery. Any such notice to be given pursuant to or concerning this Agreement shall be made as follows:

To Inseego:	Inseego, Corp.
9605 Scranton Rd., Ste. 300
San Diego, CA 92121
Attention: Chief Executive Officer

With copies via email

and overnight mail to:	Teri O’Brien

(which shall not be	Paul Hastings LLP

considered notice)	4747 Executive Drive, 12th Floor
San Diego, CA 92121
Peter M. Stone
Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304

To the Ralstons:	Robert E. Ralston
Ethan B. Ralston

With a copy via email

and overnight mail to:	Matthew A. White

(which shall not be	Ballard Spahr LLP

considered notice)	1735 Market St., 51st Flr.
Philadelphia, PA 19103-7599
Email: whitema@ballardspahr.com

18.    Disclosure. The Parties agree that the Parties may inform others that “no party has admitted liability” and/or that “the case has been resolved to the satisfaction of all parties” and that the Ralstons may further disclose that there was no finding of liability against them and that they have paid no money to resolve the claims asserted against them In addition, this Agreement or its terms may be disclosed if such disclosure is required: (a) in response to an order or subpoena of a court of competent jurisdiction or as required by law, in which event immediate written notice shall be given to all other Parties sufficiently prior to production to permit a challenge to any such order/subpoena; (b) in response to an inquiry or order issued by a state or federal agency of competent jurisdiction, in which event immediate written notice shall be given to all other Parties; (c) to the Parties’ respective legal, tax and financial advisors (and in the case of the Ralstons their families, and after five (5) business days following execution of the Agreement, their lenders, business venturers or partners, future business business venturers or partners, or anyone who may inquire of the status of the claims that Inseego had previously asserted against the Ralstons), (d) to the extent necessary to report to appropriate regulatory authorities and in other related dealings with regulatory authorities; (e) to the extent necessary to report income to appropriate taxing authorities and in other related dealings with taxing authorities; (f) by Inseego, as a public company, within five (5) business days of execution of the Agreement, by public disclosure of the Agreement and the terms of the settlement , or (g) in connection with any litigation/arbitration between any of the Parties hereto regarding enforcement or interpretation of this Agreement.

19.    Further Documents. The Parties shall execute any and all documents that may be reasonably necessary to effectuate the terms of this Agreement.

20.    Binding on Successors and Assigns. The terms, covenants, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, predecessors, executors, trusts, guardians ad litem, agents, representatives, heirs, affiliated corporations and entities, and assigns.

21.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

22.    Effectiveness. This Agreement shall become effective and binding immediately upon its execution by all signatories.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of July __, 2018.

Date: July 26, 2018	INSEEGO CORP.

	By:	/s/ Dan Mondor
	Name:	Dan Mondor
	Title:	CEO

Date: July 26, 2018	ROBERT E. RALSTON, by Ethan Ralston, pursuant to Power of Attorney
/s/ Ethan Ralston

Date: July 26, 2018	ETHAN B. RALSTON
/s/ Ethan B. Ralston

Approved as to Form:

Date: July 26, 2018	PAUL HASTINGS LLP
PETER M. STONE
/s/ Peter M. Stone
Peter M. Stone

Date: July 26, 2018	BALLARD SPAHR LLP
MATTHEW A. WHITE
/s/ Matthew A. White
Matthew A. White

APPENDIX A

The Parties agree to the following with respect to any and all Inseego common stock to be issued pursuant to Sections 1.c, 1.d and 1.e of this Agreement (collectively “Registrable Securities”):

1.    Registration Statement. For each such issuance of shares pursuant to Sections 1.c, 1.d, and 1.e, if any, the Company shall promptly, but in no event more than more than fifteen (15) business days following the corresponding issuance of shares in Sections 1.c, 1.d, and 1.e, if any, prepare and file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3 (or such other form of registration statement as is then available to effect a registration for resale of any shares of Registrable Securities issued pursuant to Section 1.c, 1.d or 1.e of this Agreement”) including, but not limited to, Form S-1), for an offering to be made on a continuous or delayed basis pursuant to Rule 415 covering the resale of all of the Registrable Securities; provided that the Company may exclude the Registrable Securities of either of the Ralstons who has not complied with the provisions of Section 2(a) of this Appendix A or who has notified the Company in writing of his election to exclude all of his Registrable Securities from such Registration Statement. Neither of the Ralstons shall be named as an “underwriter” in the Registration Statement without his prior written consent. A draft of the Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to the Ralstons and their counsel for their review and comment a reasonable time, but in no event less than five (5) business days, prior to its filing or other submission.

(a)    Expenses. The Company will pay all expenses associated with effecting the registration of the Registrable Securities, including filing, registration, qualification and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with state securities laws qualifications of the Registrable Securities), listing fees, and fees and expenses incident to any required review by the Financial Industry Regulatory Authority, Inc. of the terms of the sale of Registrable Securities to be disposed of. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration begun pursuant to this Appendix A if such registration is subsequently withdrawn at the request of the Ralstons. The Company shall not be responsible for the fees and expenses of counsel to the Ralstons or for the Ralstons’ other expenses in connection with the registration, including, but not limited to discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold, all of which shall be the sole responsibility of the Ralstons.

(b)    Effectiveness.

(i)    The Company shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable. The Company shall notify the Ralstons by facsimile or e-mail as promptly as practicable, and in any event, within three (3) business days, after any Registration Statement is declared effective and shall simultaneouslyprovide the Ralstons with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(ii)    The Company may suspend the use of any Prospectus included in any Registration Statement contemplated by this Section 1(b) in the event that the Company determines in good faith, after consultation with counsel, that such suspension is necessary to (A) delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company or (B) amend or supplement the affected Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that (1) the Company shall promptly (x) notify each of the Ralstons in writing of the commencement of the Allowed Delay, (y) advise each of the Ralstons in writing to cease all sales under the Registration Statement until such time as the Company notifies the Ralstons of the end of the Allowed Delay and (z) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable and (2) in no event may the Company deliver more than one notice of an Allowed Delay in any six (6) month period or cause Allowed Delays to last for a period of greater than ninety (90) days during any six (6) month period.

(c)    Rule 415 Compliance. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement are not eligible to be made on a delayed or continuous basis under the provisions of Rule 415, the Company shall use commercially reasonable best efforts to persuade the SEC that the offering contemplated by the Registration Statement is a bona fide secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415. In the event that the SEC refuses to alter its position, the Company shall (i) remove from the Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name any of the Ralstons as an “underwriter” in such Registration Statement without his prior written consent. Any cut-back imposed pursuant to this Section 1(c) shall be allocated among the Ralstons on a pro rata basis, unless the SEC Restrictions otherwise require or provide or the Ralstons otherwise agree. From and after the date that the Company is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions, all of the provisions of this Section 1 shall again be applicable with respect to the registration for resale of the Cut Back Shares.

2.    Obligations of the Ralstons.

(a)    Each of the Ralstons shall furnish in writing to the Company such information regarding himself, the Registrable Securities held by him and the intended method of disposition of his Registrable Securities, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. At least five (5) business days prior to the first anticipated filing date of any Registration Statement, the Company shall notify the Ralstons of the information the Company requires from the Ralstons. The Ralstons shall provide such information to the Company at least two (2) business days prior to the first anticipated filing date of such Registration Statement.

(b)    Each of the Ralstons agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless he has notified the Company in writing of his election to exclude all of his Registrable Securities from such Registration Statement.

(c)    Each of the Ralstons agrees that, in the event the Company informs him that he does not satisfy the conditions specified in Rule 172 and, as a result thereof, he is required to deliver a Prospectus in connection with any disposition of Registrable Securities, he will comply with the prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”) as applicable to him (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to the Registration Statement, and shall sell the Registrable Securities only in accordance with a method of distribution described in the Registration Statement.

(d)    Each of the Ralstons agrees that, upon receipt of any notice from the Company of the commencement of an Allowed Delay pursuant to Section 1(b)(ii), he will immediately discontinue disposition of the Registrable Securities pursuant to the Registration Statement covering such Registrable Securities, until such time as it is advised by the Company that such dispositions may again be made.

(e)    Each of the Ralstons agrees that he will not effect any disposition or other transfer of the Registrable Securities that would constitute a sale within the meaning of the Securities Act other than transactions exempt from the registration requirements of the Securities Act or pursuant to, and as contemplated in, the Registration Statement, and that he will promptly notify the Company of any material changes in the information set forth in the Registration Statement furnished by or regarding him or his plan of distribution.

3.    Representations and Warranties of the Ralstons. Each of the Ralstons represents and warrants to the Company that:

(a)    He has the full right and power to enter into this Agreement, and by executing this Agreement has the full right and authority to bind himself to the terms and obligations of this Agreement.

(b)    No claim, demand, cause of action, or other matter released herein, and no portion of any such claim, demand, cause of action, or other matter, has been assigned or otherwise transferred by him to any other person or entity, either directly, indirectly, or by subrogation or operation of law.

(c)    He is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

(d)    He is acquiring the shares of Inseego common stock constituting any and all shares as issued as part of the consideration described in this Agreement (“SettlementConsideration”) for his own account for investment only and as contemplated by the parties’ Settlement Agreement and with no present intention of distributing any of such shares except in compliance with applicable state and federal securities laws.

(e)    He has had the opportunity to review the Company’s filings with the SEC and has had the opportunity to ask questions of the Company and its representatives and to obtain information from representatives of the Company as necessary to evaluate the merits and risks of acquiring the shares of common stock of the Company constituting the Settlement Consideration.

(f)    He is knowledgeable, sophisticated and experienced in business and financial matters and is able to bear the economic risk involved with the acquisition of the shares of Inseego common stock constituting the Settlement Consideration.

(g)    He understands that the shares of Inseego common stock being issued as Settlement Consideration are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

4.    Share Cap. The Company and the Ralstons agree that in no event will the total cumulative number of shares of Inseego common stock issued to the Ralstons hereunder exceed the requirements of Nasdaq Listing Rule 5635(d). In the event that this threshold would be met, Inseego must make payments pursuant to Sections 1.c, 1.d, and 1.e in cash to ensure that the Ralstons receive the full consideration promised.